News Release

For Immediate Release

                       WorldHeart Announces Appointment of
                             Chief Financial Officer

Oakland, CA - June 2, 2005: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation ("WorldHeart" or the "Company"), a global technology leader in mechanical circulatory support systems, today announced the appointment of Mr. Richard Juelis as Vice President, Finance and Chief Financial Officer.

Mr. Juelis has more than twenty-five years of experience in the healthcare field with both large and emerging companies. Over the last fifteen years, Mr. Juelis has also served as Chief Financial Officer at three San Francisco Bay Area public companies: Xoma Corporation, Vivus, Inc. and most recently at Cellegy Pharmaceutical, Inc. During his ten years at Cellegy, he has had extensive experience in the areas of financing, investor relations, strategic planning, manufacturing operations, business development and public company reporting. In addition, he was involved in the successful integration of several acquisitions into Cellegy. His early work experience includes positions with Hoffmann-LaRoche and Schering-Plough Corporation. At Schering-Plough, he was the General Manager of their major biotechnology manufacturing and development subsidiary in Ireland.

"It's an exciting time for the ventricular assist device ("VAD") field and I am thrilled to be joining WorldHeart which is well positioned in the industry for long-term patient support or Destination Therapy, with a strong platform of current and next-generation products", commented Richard Juelis.

"We are pleased that Richard will join the WorldHeart team and welcome his extensive experience as we continue to strengthen our business operations", remarked Jal S. Jassawalla, WorldHeart's President and Chief Executive Officer. "His background as an experienced CFO in the healthcare field combined with his international experience, add significantly to the capabilities of our executive team."

About Novacor(R) LVAS:
The Novacor LVAS, a pump implanted alongside the patient's own heart to take over a large portion of the workload of the natural heart, supports end-stage heart failure patients. It is an electrically powered, pulsatile flow device with 20 years of clinical use. The Novacor LVAS has unprecedented reliability and durability. It is the first ventricular assist device to provide a recipient with more than 6 years of circulatory support and the

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           WORLD HEART CORPORATION . 7799 PARDEE LANE, OAKLAND, CA 94621
                   PHONE: (510) 563-5000 . FAX: (510) 563-5004
                               www.worldheart.com
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first in the industry with record support on a single pulsatile device, 4.8 years. To date, more than 1,600 patients have been supported with the Novacor, with over 600 patient-years of experience and no deaths attributed to device failure.

The Novacor LVAS is commercially approved as a bridge to transplantation in the U.S. and Canada. In Europe, the Novacor LVAS has unrestricted approval for use as an alternative to transplantation, a bridge to transplantation, and to support patients who may have an ability to recover the use of their natural heart. In Japan, the device is commercially approved for use in cardiac patients at risk of imminent death from non-reversible left ventricular failure for which there is no alternative except heart transplantation.

About World Heart Corporation:
World Heart Corporation is a global medical device company headquartered in Oakland, California, USA with an additional facility in Heesch, Netherlands. WorldHeart's registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally, and in the medical devices markets, risks associated with costs and delays posed by government regulation, limitations on third-party reimbursement, inability to protect proprietary technology, potential product liability and other risks detailed in the Company's filings with the U.S. Securities and Exchange Commission.

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Contact Information:
World Heart Corporation
Peggy Allman
(510) 563-4721
www.worldheart.com


                                [GRAPHIC OMITTED]
           WORLD HEART CORPORATION . 7799 PARDEE LANE, OAKLAND, CA 94621
                   PHONE: (510) 563-5000 . FAX: (510) 563-5004
                               www.worldheart.com